	Contact: Trans World Entertainment John Anderson Acting Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203
NEWS RELEASE
www.twec.com

TRANS WORLD ENTERTAINMENT ANNOUNCES SPECIAL CASH DIVIDEND

ANNOUNCES SALE OF PROPERTY IN MIAMI FOR $30 MILLION

          Albany, NY, November 28, 2012 -- Trans World Entertainment Corporation (Nasdaq: TWMC) announced a special cash dividend of $0.47 per common share, payable December 26, 2012, to shareholders of record at the close of business on December 10, 2012. The total special dividend payout is estimated to be $15 million to be paid from cash on hand.

          In addition, the Company announced the completion of the sale of real property owned in Miami, Florida. The Company received consideration of $30.0 million for the property. “We are pleased to reward our shareholders with a special dividend. We continue to maintain strong financial flexibility and working capital to fund our growth initiatives,” said Robert J. Higgins, Chairman and Chief Executive Officer.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.